Exhibit 10.14

MASTER SERVICE AGREEMENT

This Master Service Agreement, effective as of July 2nd, 2024 (this “Agreement”), is made and entered by and between

Aspargo Labs Inc., a Delaware corporation with its principal office at 17 State St. Suite 3220, New York, NY 100014 and represented by its Chairman and CEO, Michael S. Demurjian, duly authorized to sign this Agreement (hereinafter defined to as “Sponsor”)

and

Saptalis Pharmaceutical, LLC, a company incorporated and existing under the laws of New York with its principal offices at 45 David Drive, Hauppauge, NY 11788 represented by its Chief Executive Officer, Polireddy Dondeti, Ph. D., duly authorized to sign this Agreement Q1ereinafter defined to as “Provider”)

WHEREAS:

Sponsor is engaged in the business of developing, manufacturing and selling pharmaceuticals products.

Provider is engaged inter alia in the businesses of pharmaceutical product development, manufacturing clinical and commercial supplies, testing, warehousing, distribution and related services;

Sponsor wishes to engage and appoint Provider to provide certain development services and conduct testing and studies in connection with some of the Sponsor Products and Projects;

Provider is willing to accept such engagement and to provide the requested services on Sponsor Products and Projects, according to the terms and conditions set out in this Agreement.

Now therefore, in consideration of the mutual promises and covenants set forth and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1 - DEFINITIONS

In this Agreement, the following capitalized words shall have the meaning set out in this Article:

“Effective Date”: means the date set forth above in the first line of the Agreement.

“FDA” means US Food and Drug Administration.

“Projects”: means any research and/or development Project and studies for which the Sponsor is asking Provider to provide its services as further described in applicable scope of work.

“Parties”: means both Provider and Sponsor when collectively intended for the purpose of this Agreement and “Party” shall mean either of them as the case may be.

“Pass thru costs” means reasonable out-of-pocket cost incurred by Provider for availing services from third parties, which costs may be further specified and limited the applicable SOW.

“Statement of Work” (SOW) means the activities defined in the approved product specific “Quotation” to be performed by the Provider

“Change Order” means specific work or assignment to be approved by the Sponsor and to be performed by the Provider.

ARTICLE 2 - SCOPE OF WORK

2.1        Services - With the execution of this Agreement, Sponsor has engaged Provider to provide services in connection with Sponsor’s Projects and Products. Provider shall provide Sponsor development and manufacturing services and conduct studies for the agreed products. The activities shall be conducted at Provider’s R&D laboratory and GMP manufacturing facilities located in Long Island, New York. Sponsor shall furnish to Provider a signed Statement of Work (“SOW”) (Quotation including the list of activities and cost estimates for each product) for each item of services as may be required by the Sponsor to Provider to commence every item of service.

2.2        Time and Availability - Provider shall conduct the services for Sponsor as stated herein in full accordance with time schedule agreed between the Parties and stipulated in the applicable SOW.

2.3        Equipment - Provider shall not use personnel, materials, or equipment of Sponsor without the prior written consent of the Sponsor.

2.4        Reports - Provider shall, after completion of each milestone as described in the applicable SOW, provide Sponsor with written reports for Sponsor acceptance of provided services by Sponsor.

2.5        Audits - Sponsor shall have the rights to authorize a representative who may, during regular business hours, and after at least 10 working days prior written notice arranged and agreed in advance with Provider to examine and inspect the facilities of Provider required for the performance of the development work and to inspect and copy all data and work results related to the development being undertaken for the sponsor. Provider shall safely store all development data, records, results, reports, notebooks etc. related to product development work being conducted for the Sponsor for any audit or inspection by authorized representative of Sponsor and/or any regulatory or health agency (including FDA). All such visits shall be subject to Provider’s restrictions and procedures relating to safety, security and protection of confidential information and in connection therewith, Sponsor’s authorized representatives may be required to sign a confidentiality agreement, or an access agreement for special access-controlled areas.

2.6        Subcontractors - Provider may not assign any work to be performed under this Agreement to subcontractors without prior written consent of Sponsor. If such consent is granted, Provider shall be fully responsible for any work and actions of Subcontractors related to this Agreement as if such work and actions were performed by Provider.

2.7        Records - Provider shall maintain records in sufficient detail and in accordance with good laboratory practices and cGMP compliance and will properly reflect and will document in a manner appropriate for purposes of supporting the filing of potential FDA registrations, all work done and results achieved in the performance of the SOW (including all data in the form required under any applicable FDA regulations).

ARTICLE 3 - INDEPENDENT CONTRACTOR

3.1        Independent Contractor - Provider is an independent contractor and is not an employee, partner, or co-venturer of, or in any other service relationship with, Sponsor. The manner in which Provider’s services are rendered shall be \vithin Provider’s sole control and discretion. Provider is not authorized to speak for, represent, or obligate Sponsor in any manner.

3.2        Taxes - Provider shall be responsible for all taxes arising from compensation and other amounts paid under this Agreement and shall be responsible for all payroll taxes and fringe benefits of Provider’s employees. Neither federal, nor state, nor local income tax, nor payroll tax of any kind, shall be withheld or paid by Sponsor on behalf of Provider or its employees. Provider understands that it is responsible to pay, according to law, Provider’s taxes and Provider shall, when requested by Sponsor, properly document to Sponsor that any and all federal and state taxes have been paid.

3.3        Benefits - Provider and Provider’s employees will not be eligible for, and shall not participate in, any employee pension, health, welfare, or other fringe benefit plan, of Sponsor. No workers’ compensation insurance shall be obtained by Sponsor covering Provider or Provider’s employees.

ARTICLE 4 - PROCESS OF APPROVAL OF SOW’S

4.1        All the services rendered by Provider shall be approved by any one of the authorized representatives of Sponsor, who shall be the competent approval authority for all SOWs for the purpose of this agreement. Such approvals given by the authorized representative shall be deemed to be the express authorization of the Sponsor.

4.2        Provider shall deliver the services along with a work completion report or mutually agreed report for product development as described explicitly in the SOW The work completion report shall be signed off by any authorized representative of Provider.

4.3        No third party assessment shall be permitted for services being provided under this Agreement.

4.4        Before taking action on the services to be provided, Provider shall obtain prior approval in writing on all estimates, proposal for special projects, travel, out-of-pocket expenses, etc. Such approval will be deemed to be Sponsor’s final express authority to proceed with such jobs and their incidentals at the costs presented to Sponsor.

4.5        Sponsor shall give all instructions and approvals in writing (including via email). Wherever instructions and approvals are conveyed orally by Sponsor, Sponsor is required to confirm them in writing (which shall include emails) to avoid disputes. In case such a written confirmation is not received from Sponsor, then Provider shall not be bound to commence the work associated with the instructions so given.

4.6        Cancellations or revisions or change orders requested for by the Sponsor in writing will be subject to the terms and conditions mentioned in this Agreement and also mentioned in the SOW/ orders originally placed or signed by Sponsor.

4.7        In the event of any urgency of commencing the project, Provider will propose a minimum estimate which has to be acknowledged by any of the approving authority of Sponsor along with advance payment. This document should be replaced with the purchase order referring to the estimates. In no event shall Provider raise the minimum estimate by more than 15%. Sponsor’s approval is required for any increases in the minimum estimates.

ARTICLE 5 - COMPENSATION FOR SERVICES

5.1        Provider shall receive the remuneration for its services in milestones as specified in the applicable SOW for each project.

5.2        Provider shall receive the remuneration and/or reimbursement for previously approved expenses by Sponsor for its services as specified in the applicable SOW for each project on the basis of invoice. All payments shall be made by Sponsor in the term of 30 days from the date of receiving the respective invoice, All reimbursement payments made to external agencies by Provider on behalf of Sponsor shall be due for payment within 30 days of receipt of the invoice raised by Provider to be paid by Sponsor to Provider.

5.3        The invoices covering the respective milestone of work shall be issued and delivered to Sponsor not earlier than acceptance by Sponsor in writing the results of respective milestone of work. Any delay in getting a prompt response from Sponsor on all matters where Sponsor is involved (where Sponsor’s approval or clearance is required) will delay the timelines correspondingly and such tasks include development strategy document approval, approval/review of bio study protocols, approve/review analytical method development & validation protocols and review of development data as applicable. In all such cases Sponsor should respond within a week’s time.

ARTICLE 6- LIMITATIONS AND WARRANTIES

6.1        Sponsor acknowledges that the results of the Projects are inherently uncertain and that there can be no assurance, representation or warranty by Provider that the study or products covered by this Service Agreement and the SOW can, either during the term of this Service Agreement or thereafter, be developed successfully or, if so developed, will receive the required approvals from the government or other regulatory agency or authority.

6.2        Both parties acknowledge that the services constitute research and development and manufacturing of clinical and commercial supplies. Accordingly, and except as provided under Article 7, Sponsor’s sole remedy for any breach or default hereof by Provider shall be termination of this Service Agreement or the applicable SOW and a return of any Service Fees and unexpended Pass-Through costs paid to Provider for Services improperly performed or not performed. In no event shall Provider be liable for any special, indirect, incidental or consequential damages.

6.3        Provider represents and warrants that it shall (a) provide the services per this Agreement as described in the applicable SOW and strictly pursuant to instructions provided by Sponsor or as mutually agreed by the Parties; (b) diligently and competently perform on a timely basis the research and development tasks and activities described in each applicable SOW; and (c) perform the research and manufacturing activities in a good and workmanlike manner in accordance with good research practices, good laboratory practices and cGMP guidelines and in compliance with all applicable federal (including FDA), supranational, state or local laws, regulations and guidelines governing the conduct of such research and manufacturing activities, including, without limitation, all applicable export and import control laws. Provider further represents and warrants that any work product (including results of any studies or tests) delivered or communicated by Provider to Sponsor pursuant to this Agreement shall be accurate and true in all material respects, except as otherwise disclosed in writing to Sponsor.

ARTICLE 7 - INDEMNIFICATION

7.1        Each Party agrees to indemnify and hold the other Party or its affiliates and each of its and their respective employees, officers, directors and agents harmless from and against all loss, costs, expenses, liabilities, claims, actions and damages, directly, indirectly related to the conduct of such party’s performance of the services provided under this Agreement and arising out of such Party’s material breach of this Agreement, gross negligence or willful misconduct.

7.2        The Sponsor will indemnify, defend and hold Provider, its officers, employees, directors, servants, agents, consultants harmless against any demands, suits, claims, or proceedings arising out of infringement of any domestic or foreign intellectual property rights, specifically patents rights, copyrights, proprietary information of the subjects arising out of due performance of Provider’s obligations under this Agreement and any applicable SO\V, except to the extent resulting from Provider’s breach of this Agreement, negligence or willful misconduct.

ARTICLE 8 - TERM AND TERMINATION

8.1       Term - This Agreement shall be effective as of the Effective Date and shall continue in full force for a period of 10 years from the date of its execution, unless extended thereafter by written agreement of the parties. This Agreement shall automatically renew for a period of 2 years unless either Party provides notice of non-renewal twelve months prior to the expiration of this Agreement.

8.2       Termination by Sponsor - Sponsor may terminate this Agreement for “Cause,” immediately upon providing written notice to Provider. Cause means: (1) Provider has breached any representations, warranties, covenants or other material provisions of this Agreement or any SOW (including performance covenants, meeting timelines and warranties) in any respect; (2) Provider has committed fraud, misappropriation or embezzlement in connection with Sponsor’ s business; (3) Provider has been convicted of a felony.

8.3       Termination by Provider - Provider shall be entitled to terminate the project if Sponsor for no reason delays the development process and / or approval for any data / strategies approved by Sponsor at any stage beyond one hundred twenty (120) days resulting in delay in the milestone being completed and / or delay in the milestone payment by Sponsor tl1at has not been reasonably disputed by Sponsor and the delay continues for another thirty (30) days following receipt of a notice from the Provider.

8.4       Sponsor may terminate this Agreement or any annexure or SOW without Cause in its sole discretion at any time with thirty (30) days written notice.

Provider may terminate this Agreement or any annexure or SOW without Cause in its sole discretion at any time with thirty (30) days written notice.

8.5       Responsibility upon Termination

a)          Any documents, data, dossier, equipment provided by Sponsor to Provider in connection with or furtherance of Provider’s services under this Agreement, shall, immediately upon the termination of this Agreement, be returned to the Sponsor (or to a repository designated by Sponsor in writing) at Sponsor’s sole cost and expense.

b)         Upon receipt of notice of termination, the Parties shall immediately cease work on any pending Project work.

c)          Sponsor shall remain responsible for all amounts as specified in the applicable SOWs due at the time of termination under this Agreement till the date of termination including but not limited to all Service charges, any Pass-Through Costs due and owing based upon Services completed and costs incurred through the effective date of termination. At Sponsor’s sole discretion Provider may be permitted to complete the services till the nearest milestone and Sponsor shall remain responsible for all amounts due at the nearest milestone.

d)          Should this Agreement be terminated by Sponsor for any reason which is not attributable to Provider, Sponsor shall compensate Provider with the payment of all work done for the current milestone and for any work that Provider reasonably initiated for next milestone within thirty (30) business days of the invoice.

8.6       Survival - The provisions of Articles 6, 7, 9, 10 and 12 of this Agreement shall survive the termination of this Agreement and remain in full force and effect thereafter.

ARTICLE 9 - CONFIDENTIAL INFORMATION

9.1       Obligation of Confidentiality - In performing any and all services under this Agreement, Provider may be exposed to and will be required to use certain “Confidential Information” (as hereinafter defined) of the Sponsor. Provider agrees that Provider will not, and Provider’s employees, agents and representatives will not, use, directly or indirectly, such Confidential Information for the benefit of any person, entity or organization other than the Sponsor, or disclose such Confidential Information without the written authorization of the Sponsor, either during or after the term of this Agreement, for as long as such information retains the characteristics of Confidential Information. The Parties agree that all the terms and conditions of any Confidentiality Agreements executed between the Parties shall integrally apply to this Agreement.

9.2       Definition - “Confidential Information” means information not generally known, and proprietary to the Sponsor or to a third party for whom the Sponsor is negotiating with, including, without limitation, information concerning any patents or trade secrets, confidential or secret designs, processes, formulae, source codes, plans, devices or material, research and development, proprietary software, analysis, techniques, materials or designs (whether or not patented or patentable), registration dossier concerning to the Projects.

9.3       Property of Sponsor - Provider agrees that all plans, manuals and specific materials developed by Provider on behalf of the Sponsor in connection with services rendered under this Agreement and/or any SO\V, are and shall remain the exclusive property of the Sponsor. Promptly upon the expiration or termination of this Agreement, or upon the request of the Sponsor, Provider shall return to the Sponsor all documents and tangible items, including samples, provided to Provider or created by Provider for use in connection with services to be rendered hereunder, including without limitation all Confidential Information, together with all copies and abstracts thereof

9.4       Property of Provider - Notwithstanding the foregoing, Sponsor acknowledges that Provider and its professional staff currently possess certain inventions, processes, know-how, trade’ secrets, methods, approaches, analyses, improvements, other intellectual properties and other assets including, but not limited to, clinical trial management analyses, analytical methods, procedures and techniques, computer technical expertise and proprietary software, and technical and conceptual expertise in the area of conducting clinical trials, all of which have been developed independently by Provider without the benefit of any information provided by Sponsor. Sponsor agrees that any such Provider Property which is used, improved, modified or developed by Provider under or during the term of this Service Agreement and thereafter shall be and remain the sole and exclusive property of Provider.

9.5        Exclusions from Nondisclosure and Nonuse Obligations.

Provider’s obligations with respect to any portion of the Sponsor’s Confidential Information shall terminate when the Provider seeking to avoid its obligation can document that:

1.	it was in the public domain at or subsequent to the time it was communicated to Provider by Sponsor through no fault of Provider;

ii.	it was rightfully in Provider’s possession free of any obligation of confidence at or subsequent to the time it was communicated to Provider by Sponsor;

111.	it was developed by employees or agents of Provider independently of and without reference to any information communicated to Provider by Sponsor as established by documentary evidence; or

iv.	the communication was in response to a valid order by a court or other governmental body, was otherwise required by law, or was necessary to establish the rights of either party under this Agreement to any material filed with the government departments either by the Sponsor or by Provider.

ARTICLE 10 - IP RIGHTS AND DATA AND NON-COMPETE

10.1     Data - All rights of any nature in the results of work performed under this Agreement and/or any SOW, including but not limiting to products, product registration(s), compounds, inventions, drawings, models, designs, formulas, methods, documents and tangible items prepared for and submitted to the Sponsor by Provider in connection with the services rendered under this Agreement and/or any SOW shall belong exclusively to Sponsor and shall be deemed to be works made for hire (the “Deliverable Items”). To the extent that any of the Deliverable Items may not, by operation of law, be works made for hire, Provider hereby assigns to Sponsor Provider’s entire right, title and interest to such Deliverable Items, and Sponsor shall have the right to obtain and hold in its own name any and all rights of any nature in the results of work performed under this Agreement and/ or any SOW, including but not limiting to patent, trademark, copyright, or mask work registration, and any other registrations and similar protection which may be available in the Deliverable Items. Provider agrees to give Sponsor or its designees all assistance reasonably required to perfect such rights and shall execute any instruments considered necessary by Sponsor to convey or perfect Sponsor’s ownership thereo£ These obligations shall continue beyond termination of this Agreement.

10.2     Patents - Sponsor shall provide Provider with all information related to patents prevailing in the territory for the products / technology / know-how approved by the Sponsor for development. Provider shall provide to the Sponsor a detailed development strategy report highlighting the details of the product development based on the existing patent situation in the said territories for the said product to the best knowledge of Provider and it shall be the due responsibility of the Sponsor to approve the development strategy with respect to the patent situation prevailing in the territory. Should any claim arise out of infringement of existing patents in the territory, the Sponsor shall defend the same at its own cost and any compensation liable to be paid shall be borne / paid by the Sponsor, unless cause by the negligence or misconduct of Provider.

10.3     Non-compete - From the Effective Date and for a period of ten (10) years, Provider, its affiliates and subsidiaries shall not research, develop, manufacture, file, sell, market or distribute a Competitive Product for or in the United States nor shall Provider or its affiliates and subsidiaries directly or indirectly assist any other person or entity in carrying out such activities. “Competitive Product” means (a) any product therapeutically equivalent and in the same dosage form (including A and/or B rated) to the products identified in each SOW which is sold and marketed in the applicable territory.

ARTICLE 11 - NON-SOLICITATION

Each Party covenants and agrees that during the term of this Agreement and for one year thereafter, neither Party shall either directly or indirectly, through an existing corporation, unincorporated business, affiliated party, successor employer, or otherwise, solicit for hire or hire any employee or independent contractor previously or at the time employed by the other party, except pursuant to a widely distributed vacancy advertisement posted on such company’s website. Any violation of this clause shall entitle the non-breaching party to receive reimbursement in the amount equal to 25% of the employee’s last annual compensation, as liquidated damages.

ARTICLE 12 - RIGHT TO INJUNCTIVE RELIEF

The Parties acknowledges that the terms of Articles 8, 9, and 10 of this Agreement are reasonably necessary to protect the legitimate interests of the Sponsor and Provider, are reasonable in scope and duration, and are not unduly restrictive. Parties further acknowledges that a breach of any of the terms of Articles 8, 9, or 10 of this Agreement will render irreparable harm to Sponsor or Provider, and that a remedy at law for breach of this Agreement is inadequate, and that both the parties shall therefore be entitled to seek any and all equitable relief, including, but not limited to, injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties. Both the parties acknowledges that an award of damages to the other party does not preclude a court from ordering injunctive relief. Both damages and injunctive relief shall be proper modes of relief and are not to be considered as alternative remedies.

ARTICLE 13 - INSPECTION

In the event that Provider receives a Notice of Inspection from any government department or agency (including FDA) which relates to any Project or services being delivered to sponsor, Provider shall: (a) notify Sponsor promptly of such Notice; (b) keep Sponsor informed of the progress of the inspection; and (c) provide to Sponsor a copy of any documents produced to such department pursuant to such Notice. Sponsor acknowledges that it is Provider’s obligation to respond to a Notice directed to Provider and furnish all relevant information to services being delivered to Sponsor as may be directed to be given to such government department.

ARTICLE 14 - INSURANCE

14.1     Provider shall obtain and maintain throughout the Term and for a period of two (2) years after termination/ expiration (i) products liability insurance with a minimum limit of five million dollars ($5,000,000.00 USD) per occurrence and five million dollars ($5,000,000.00 USD) in aggregate; and (ii) comprehensive general liability insurance with minimum limits of five million dollars ($5,000,000.00 USD) per occurrence and five million dollars ($5,000,000.00 USD) in aggregate for each of bodily injury and property damage; (iii) workers’ compensation insurance up to statutory requirements; and (iv) fire and casualty insurance on its facilities and their contents. Such policies of insurance shall provide that Sponsor will be notified in writing at least thirty (30) days prior to any cancellation. Certificates evidencing such insurance shall be provided to Sponsor upon request.

14.2     Sponsor shall maintain throughout the Term and for a period of two (2) years after termination/ expiration (i) products liability insurance with a minimum limit of five million dollars ($5,000,000.00 USD) per occurrence and five million dollars ($5,000,000.00 USD) in aggregate; and (ii) comprehensive general liability insurance (including umbrella insurance coverage) with minimum limits of five million dollars ($5,000,000.00 USD) per occurrence and five million dollars ($5,000,000.00 USD) in aggregate for each of bodily injury and property damage. Such policies of insurance shall provide that Provider will be notified in writing at least thirty (30) days prior to any cancellation. Certificates evidencing such insurance shall be provided to Provider upon request.

ARTICLE 15 - GENERAL PROVISIONS

15.1     Construction of Terms - If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, that provision shall be severed and shall not affect the validity or enforceability of the remaining provisions.

15.2     Governing Law - This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to conflicts-of-law principles. Any legal suit, action or proceeding arising out of or related to this Agreement or the matters contemplated hereunder shall be instituted exclusively in the courts of the State of New York located in New York City. Both Parties hereby irrevocably and unconditionally (a) consent to submit to the jurisdiction of the courts of the State of New York for any action, suit or proceeding arising out of or relating to this agreement (and both Parties hereby irrevocably and unconditionally agree not to commence any such action, suit, or proceeding except in such courts), (b) waive any objection to the laying of venue of any such action, suit or proceeding in any such courts and (c) waive and agree not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

15.3     Complete Agreement - This Agreement including annexures and SOWs to this Agreement constitutes the complete agreement and sets forth the entire understanding and agreement of the Parties as to the subject matter of this Agreement and supersedes all prior discussions and understandings in respect to the subject of this Agreement, whether written or oral. In case of any discrepancies between provisions of this Agreement and the provisions of any SOWs, the provisions of any SOWs shall prevail.

15.4     Waiver of Jury Trial - Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

15.5     Modification - No modification, termination or attempted waiver of this Agreement, any SOW, or any provision thereof, shall be valid unless in writing signed by the Party against whom the same is sought to be enforced.

15.6     Waiver of Breach - The waiver by a Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other or subsequent breach by the Party in breach.

15.7     Successors and Assigns - This Agreement shall not be assigned by either Party without the prior written consent of the other Party; provided, however, that this Agreement shall be assignable by Sponsor without Provider’s consent in the event Sponsor is acquired by or merged into another corporation or business entity. The benefits and obligations of this Agreement shall be binding upon and inure to the Parties hereto, their successors and assigns.

15.8    No Inappropriate Relationship - Provider represents and warrants that, except as otherwise disclosed in writing to Sponsor, no payment, gift or thing of value (other than nominal value in the aggregate) has been made, given or promised to obtain this or any other agreement between the parties.

15.9     Notices - Any notices, requests or other communications given under this Service Agreement shall be in writing and shall be given by personal delivery, or sent by (a) facsimile transmission (with message confirmed during normal business hours); (b) Registered mail with acknowledgement receipt; or (c) courier (or equivalent nationally recognized overnight delivery service), delivery charges prepaid;

or (d) email with confirmation of receipt. All notices shall be given to a party at its respective address set forth above, or at such other address as such party from time to time may inform the other party in writing.

All notices pertaining to this Agreement shall be in writing and sent to the respective parties as follows:

To Sponsor:

Michael S. Demurjian

Chairman & CEO

Aspargo Labs Inc.

17 State St. Suite 3220

New York, NY 100014

United States of America

Tel (O): 646 503 1260

Tel (M): 732 995 9670

E-mail: mdemurjian@aspargolabs.com

with a copy to: Legal Department (at the same mailing address)

To Provider:

Polireddy Dondeti, Ph.D.

President & CEO

Saptalis Pharmaceuticals, LLC

45 Davids Drive

Hauppauge, NY 11788

Tel.: (631) 231-2751 Ext. 104

Fax: (631) 231-2494

E-mail: poli.dondeti@saptalis.com

With a copy to: Corporate/Legal Department (at the same mailing address)

15.10   Force Majeure - Either party’s failure to perform its obligations hereunder shall be excused to the extent and for a period of time such non-performance is caused by an event of force majeure, which includes but is not limited to, the occurrence of war, invasion, acts of terrorism, fire, explosion, flood, riot, strikes, acts of God, acts of government or governmental agencies or instrumentalities or contingencies or causes beyond such party’s reasonable control.

15.11   No publicity - No press release or other form of publicity regarding the any Project or study or this Agreement shall be permitted by either Party to be published unless both parties have indicated their consent to the form of the release in writing, except as may be required by US securities laws.

15.12   The Parties may execute this Agreement in counterparts, each of which the Parties shall deem an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

Signed for and on behalf of	Signed for and on behalf of

Aspargo Labs Inc.	Saptalis Pharmaceuticals, LLC

/s/ Michael S. Demurjian	/s/ Polireddy Dondeti
Name: Michael S. Demurjian	Name: Polireddy Dondeti

Title: Chairman and CEO	Title: President & CEO